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                                                                   EXHIBIT 10.12

                                LICENSE AGREEMENT

                                     BETWEEN

                      MARIZ GESTAO E INVESTIMENTOS LIMITADA

                                       AND

                         WEIDER NUTRITION GROUP LIMITED

                   Dated as of This 1st Day of December, 1996




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THIS AGREEMENT is dated as of the 1st day of December, 1996 and made between:

       1. MARIZ GESTAO E INVESTIMENTOS LTDA, a Madeira corporation, whose registered address is Ruas das Murgas, 68, 900 Funchal, Madeira, Portugal ("Licensor"); and,

       2. WEIDER NUTRITION GROUP LIMITED, a United Kingdom corporation, whose registered address is Sceptre House 169/173 Regent Street, London ("Licensee").

WHEREAS:

A. Licensor is the exclusive licensee for the territories ("Territories") identified in Schedule 3 hereto with respect to the Trademarks ("Trademarks") identified in Schedule 1 attached hereto.

B. Licensee has requested a sublicense with respect to the Trademarks for the purpose of exclusively advertising, marketing and distributing the Products identified in Schedule 2 in the Territories.

C. Licensor has agreed to grant such a license to Licensee on the terms set forth in this Agreement.

THIS  AGREEMENT IS SUBJECT TO THE FOLLOWING TERMS AND CONDITIONS:

1.     DEFINITIONS

       In this Agreement the following terms shall have the following meanings:

       "TRADEMARKS" shall mean the Trademarks as listed in Schedule 1.

       "NET RECEIPTS" shall mean the actual amounts collected by Licensee (or its affiliated or subsidiary companies) from sales of Products in the Territories.

       "PRODUCTS" shall mean the products identified in Schedule 2 carrying the Trademarks and which are to be sold in the Territories.

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       "ROYALTIES" shall mean the payments to be made in accordance with Clause
       3.1(c).

       "ROYALTY YEAR" shall mean each twelve (12) month period commencing June 1, 1999.

       "SCHEDULES" shall mean the Schedules attached hereto which form part of this Agreement.

       "TERRITORIES" shall mean those countries together with all relevant colonies dependencies and protected territories, if any, as set out in
       Schedule 3.

       "TRADE MARK IMAGE" shall mean the image as defined in Clause 6.7. "$" shall mean United States Dollars.

2.     GRANT

       2.1 Subject to the following terms and in consideration of the obligations undertaken by Licensee under this Agreement, Licensor grants to Licensee an exclusive sublicense with respect to the Trademarks which grant shall consist of the exclusive right to distribute, advertise, promote and market the Products only in the Territories.

       2.2 Licensor warrants that, subject to clause 2.4 below, this Agreement is the valid and binding obligation of Licensor enforceable against it in accordance with its terms, that no other person or entity has any rights to the Trademarks and that the execution, delivery and performance of this Agreement does not violate the rights of any person or entity.

       2.3 Licensee shall not directly or indirectly market, distribute, promote or advertise the Products in any country other than the Territories, except that nothing contained herein shall prohibit Licensee's affiliated entities from conducting their business operations in Canada, the United States, Mexico, Spain and Portugal and using trademarks identical to, or substantially the same as, the Trademarks.

       2.4 Licensee acknowledges that in some countries of the Territory there are persons and entities conducting business activities consisting of the sale and distribution of products which are

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              the same as, or substantially similar to, Products and utilizing trademarks (the "Unavailable Trademarks") which are the same as, or substantially similar to, the Trademarks. Licensor covenants and agrees to use its best efforts to terminate, at Licensor's sole cost and expense, the rights of such persons or entities to conduct business activities using the Unavailable Trademarks and, where possible, but subject to the provisions of the final sentence of this Clause 2.4, to acquire the Unavailable Trademarks, whereupon, if Licensor is successful in such efforts, each such acquired trademark shall become a "Trademark" subject to this Agreement. Notwithstanding the foregoing, Licensor shall be under no obligation to acquire any Unavailable Trademark unless:
              (i) if Licensor is obligated to, and does, pay a price for such acquisition, Licensee shall, for the five (5) year period from the date of acquisition, pay Licensor, at the same times referred to in Clause 3.4 i.e. on an annual basis, a minimum royalty equal to one fifth (1/5th) of purchase price so paid by Licensor; and (ii) if the purchase price for the acquisition of the Unavailable Trademarks exceeds forty thousand U.S. dollars ($40,000.00), the Licensee shall, at Licensor's request, advance funds to Licensor equal to such excess, to enable Licensor to pay such price, said advance to be repaid by Licensor to Licensee, without interest, in five (5) annual installments by way of deductions from Royalties otherwise payable by Licensee to Licensor pursuant to this Agreement, provided that any purchase of Unavailable Trademarks pursuant to this Clause 2.4 shall require the prior approval of the Licensee.

3.     ROYALTIES, PAYMENT AND AUDIT RIGHTS

       3.1 In consideration of the rights granted by Licensor pursuant to this Agreement and subject to Licensor using its best efforts to comply with its obligations hereunder, Licensee shall pay Licensor as follows:

              (a) The sum of three hundred sixty thousand United States dollars ($360,000) as a one time fee for the option provided for in Clause 14.6, which shall be paid upon signature of this Agreement.

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              (b)    For the period December 1, 1996 through November 30, 1998, the sum of one United States dollar ($1.00).

              (c) For the period December 1, 1998 through May 31, 1999 ("Partial Royalty Year") and in each Royalty Year commencing June 1, 1999, Royalties shall be paid as follows:

                     (i) In connection with Net Receipts received by Licensee (or its affiliated or subsidiary companies) from sales of Products in the Territories aggregating not more than $33 million, the Royalty owing by Licensee to Licensor shall be four percent (4%) of Net Receipts.

                     (ii) In connection with Net Receipts received by Licensee (or its affiliated or subsidiary companies) from sales of Products in the Territories aggregating more than $33 million, but not more than $66 million the Royalty shall be three and one-half percent (3.5%) of Net Receipts.

                     (iii) In connection with Net Receipts received by Licensee (or its affiliated or subsidiary companies) from sales of Products in the Territories aggregating more than $66 million but not more than $100 million the Royalty shall be three percent (3%) of Net Receipts.

                     (iv) In connection with Net Receipts received by Licensee (or its affiliated or subsidiary companies) from sales of Products in the Territories aggregating more than $100 million, the Royalty shall be two and one-half percent (2.5%) of Net Receipts.

       3.2 The Royalties described in Sub-item c (and the sub-items thereof) of Clause 3.1, shall, subject to the next sentence, apply in the Partial Royalty Year and thereafter in each

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              Royalty Year. The Partial Royalty Year shall be pro-rated with the result that the Royalty Rate of 3.5% shall apply in the Partial Royalty Year if Net Receipts are more than $16,500,000 which is 6/12ths of $33,000,000. The foregoing may be illustrated by the following example: If in the Partial Royalty Year which commences December 1, 1998 and continues through May 31, 1999, the Net Receipts equaled $15,000,000.00, the Royalties owing by the Licensee to the Licensor for that Partial Royalty Year would be $600,000.00. However, if in the Royalty Year commencing June 1, 1999, the Net Receipts received by the Licensee from sales of Products in the Territories were $32,000,000.00 (with the result that in the Partial Royalty Year and first Royalty Year, the aggregate Net Receipts were $47,000,000.00), the Royalty for that first full Royalty Year in this example would still be four percent (4%) of Net Receipts, or $1,280,000.00.

       3.3 In connection with Royalties owing pursuant to Clause 3.1(c), the Licensee shall, commencing December 1, 1998, pay the Licensor a monthly Royalty on account of forty-thousand dollars ($40,000) which shall be paid no later than the first day of each month from and after December 1, 1998.

       3.4    (a)    Within ninety (90) days following the end of the Partial
                     Royalty Year and thereafter within ninety (90) days following each Royalty Year commencing June 1, 1999, to the extent that the amounts theretofore paid by Licensee to the Licensor under Clause 3.3 is less than the Royalties otherwise due and owing by the Licensee to the Licensor
                     (pursuant to Clause 3.1(c) above), the difference shall be paid by the Licensee to the Licensor.

              (b) If the amounts paid by the Licensee to the Licensor under Clause 3.3 exceed the Royalties otherwise due and owing by the Licensee to Licensor pursuant to Clause 3.1(c), for the Partial Royalty Year or any Royalty Year, as the case may be, the amount of the over payment shall be paid by the Licensor to the Licensee within ninety (90) days following the end of the Partial Royalty Year, or Royalty Year as the case may be, in which the payments under Clause 3.3 exceeded the Royalties otherwise owing.

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              3.5    Payments of Royalties pursuant to Clause 3.4 (a) shall be
                     accompanied by a Royalties Statement setting forth the number of units of the Products sold for the period with respect to which the Statement relates together with such other information reasonably necessary to enable Licensor to verify the accuracy of the payment.

              3.6 Subject to reasonable notice and at a reasonable time during the business day Licensee shall (not more often than once in each Royalty Year) make available its books and management accounts applicable to Net Receipts for inspection by Licensor or its representatives to enable Licensor to verify the accuracy of the Royalties theretofore paid by Licensee. if the investigation reveals an under payment of Royalties, the amount of the under payment shall be paid by Licensee within thirty (30) days following receipt of notification from Licensor, together with interest at the annual rate of ten percent (10%) on the shortfall from the date it was due to date of payment.

4.     TERM

       This Agreement shall continue until May 31, 2002. On June 1, 2002, this Agreement shall automatically renew for successive one (1) year terms unless earlier terminated as provided for in Clause 10, or unless this Agreement terminates as provided for in Clause 14.6.

5.     LICENSEE'S OBLIGATIONS AS TO QUALITY

       5.1 Licensee, if and when reasonably requested to do so by Licensor, shall promptly deliver to Licensor, or any entity designated by Licensor ("Licensor's Representative" herein) free of charge samples of the Products including their wrappings, packaging and all advertising and promotional materials in connection therewith, and shall not commence advertising, promotion or distribution of the Products if Licensor's Representative disapproves any aspect of these items, or the Products.

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6.     USE AND PROTECTION OF TRADEMARKS

       6.1    The Trademarks shall be used as follows:

              6.1.1 The Products shall prominently display the applicable Trade Mark.

              6.1.2 No marks other than the applicable Trade Mark or product brand name shall be affixed by Licensee to the Products.

       6.2    Licensee shall not during the Term:

              6.2.1 Register in the Territories any of the Trademarks in its own or any third party's name as proprietor, unless it exercises the option provided for in Clause 14.6.

              6.2.2 Claim any right, title or interest in and to the Trademarks in the Territories save as is granted by this Agreement, unless it exercises the option provided for in Clause 14.6.

              6.2.3 Assign or grant any sub-license to the benefit of this Agreement to any non-affiliated person or entity without the prior written approval of Licensor which shall not be unreasonably withheld.

              6.2.4 Use the Trademarks in any manner inconsistent with this Agreement or on or in connection with any products or services other than the Products.

       6.3 Licensee shall promptly call to the attention of Licensor the use of any part of the Trademarks by any third party or any activity of any third party which might in the opinion of Licensee amount to infringement or passing off.

       6.4 Where requested by Licensor, Licensee shall use its best endeavors to assist Licensor to effect any trade mark or other intellectual property restoration in the Territories that is relevant to this Agreement. Subject to the foregoing, it shall be the obligation of the Licensor throughout the Term, at its sole cost and expense, to maintain current the registrations applicable to the Trademarks and to take all steps necessary to protect the Trademarks and shall, where

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              appropriate, take action against persons or entities who infringe on the Trademarks anywhere in the Territories, in a manner inconsistent with the rights granted by the Licensor to the Licensee pursuant to this Agreement. It shall be the obligation of the Licensee, however, to obtain appropriate health clearance and other licenses and permits to sell Products in the Territories. The Licensor makes no warranties or representations to the Licensee that any of the Products may be sold in any of Territories.

       6.5    Intentionally Deleted.

       6.6    Intentionally Deleted.

       6.7 The Trade Mark Image is the worldwide popular perception of the name "Weider" - the Parties accept that the popular perception is one that will expect the Products to be of the highest standard of quality and to be the state of the art with respect to each relevant industry.

7.     LICENSEE NOT TO USE LICENSOR'S NAME

       Licensee shall not, except with the prior written consent of Licensor, make use of the name of Licensor in any connection in the Territories otherwise than is expressly permitted by this Agreement.

8.     LICENSEE'S OBLIGATIONS AS TO MARKETING

       8.1 It is agreed by Licensee that the Products will be sold to recognized wholesale firms for resale or to retail firms for resale to the public or direct to the public and Licensee shall provide Licensor with a list of all such wholesale and retail firms upon reasonable request and shall cease to do business with any of them with respect to the Products if, for valid business reasons, Licensor requests Licensee in writing to cease such business relationships.

       8.2 Licensee shall ensure so far as it is reasonably practicable that the Products are not supplied to other manufacturers or to hawkers, peddlers, street vendors and the like or to any

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              person intending to distribute the Products gratuitously or for, or in connection with, any immoral or illegal purposes.

       8.3 Licensee shall at all times use its best endeavors to promote and sell the Products in the Territories and to maximize the market penetration by the Products in each of the Territories.

       8.4 All marketing plans and advertising campaigns for the Products to be undertaken by Licensee shall be submitted to Licensor by Licensee only if Licensor requests the same, the Licensor acting reasonably in this connection and thereafter the same shall be subject to the prior reasonable written approval of Licensor's Representative.

9.     ACTION AGAINST THIRD PARTIES.

       9.1 As a material term of this Agreement, if reasonably requested to do so by the Licensee, the Licensor shall take all actions as shall be necessary to protect the Trademarks against infringement by unauthorized persons or entities in the Territories, such as filing and prosecuting law suits against such infringers. The Licensee shall, if requested to do so by the Licensor, cooperate fully with the Licensor in the performance by the Licensor of its obligations under this Clause 9.1. Notwithstanding the foregoing, however, the Licensee's request shall not be considered "reasonable" unless the infringement is taking place in a country of the Territory which is material, in the reasonable and good faith opinion of Licensee, to the ongoing business activities of the Licensee in connection with the Trademarks and, from the standpoint of good business judgment, there is a realistic possibility of financial recovery from the infringer. All amounts actually recovered in such suits, net of Licensor's legal expenses incurred in prosecuting such suits, shall be shared equally between the parties.

       9.2    If the Licensor does not comply with its obligations set forth in
              Section 9.1 (and elsewhere herein with respect to protection of the Trademarks and actions against infringers of Trademarks, as the case may be), the Licensee shall have the right to take such action in its, Licensee's name, and the

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              Licensee shall, in that event, be entitled to retain any and all amounts recovered by the Licensee in any such infringement actions. Provided, however, that if the Licensee takes such actions against the infringers which it was the Licensor's obligation to take, as set forth in Section 9.1, the Licensee shall be entitled to deduct, from the next amounts otherwise payable to the Licensor pursuant to this Agreement, the out of pocket court costs, legal costs and other reasonable attorneys fees incurred by the Licensee in taking such actions.

       9.3 Licensee shall in no circumstances settle any claim or action against third parties without the prior written consent of Licensor which shall not be unreasonably withheld.

10.    TERMINATION

       10.1 Notwithstanding 4 above in the event of any of the following breaches by Licensee, Licensor shall be entitled to terminate this Agreement upon written notice and, immediately thereupon, this Agreement shall cease to have effect, but without prejudice to the rights and remedies of Licensor in respect of the breach or antecedent breach by Licensee of any of its obligations under this Agreement.

              10.1.1 Failure on the part of Licensee to make any payment due to
                     Licensor under this Agreement for 21 days after such payment shall have become due.

              10.1.2 Breach by Licensee of any other provision of this Agreement and Licensee's failure to cure the same within forty-five
                     (45) days of the receipt of written notice from Licensor identifying the breach and calling upon Licensee to remedy it.

              10.1.3 The voluntary or compulsory liquidation of Licensee or the appointment of a receiver of its assets.

       10.2 Notwithstanding anything to the contrary set forth herein, this Agreement shall forthwith terminate upon the exercise by the Licensee of the option referred in Clause 14.6.

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11.    CONSEQUENCES OF TERMINATION

       11.1 Subject to Clauses 11.2 and 11.3 and subject further to Clause 10.2, immediately on termination of this Agreement, as provided for in Clause 10.1 (but not 10.2), Licensee shall discontinue all use of the Trademarks.

       11.2 If Licensee shall have any remaining stocks (inventory) of the Products at the time of termination they may be disposed of by Licensee in compliance with the terms of this Agreement, but not otherwise.

       11.3 Any Products in the course of manufacture at the time of termination may be completed within 120 days and disposed of in compliance with the terms of this Agreement, but not otherwise.

12.    INDEMNITY

       12.1   Licensor's Right to Indemnity.

       Licensee shall indemnify Licensor against all actions, claims, costs, damages and expenses which it may suffer or sustain as a result of the actions of Licensee or the breach by Licensee of any provision of this Agreement.

       12.2   Licensee's Right to Indemnity.

       Licensor shall indemnify Licensee against all actions, claims, costs, damages and expenses arising out of Licensee's use the Trademarks in accordance with the terms of this Agreement or arising out of any breach by Licensor of this Agreement.

13.    INSPECTION

       Licensee shall permit Licensor at all reasonable times to inspect Licensee's premises in order to satisfy itself that Licensee is complying with its obligations under this Agreement.

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14.    MISCELLANEOUS

       14.1   No Waiver.

       No waiver by Licensor of any of Licensee's obligations under this Agreement shall be deemed effective unless made by Licensor in writing nor shall any waiver by Licensor in respect of any breach be deemed to constitute a waiver of or consent to any subsequent breach by Licensee of its obligations under this Agreement.

       14.2   Severance

       In the event that any provision of this Agreement is declared by any judicial or other competent authority to be void, voidable illegal the remaining provisions shall continue to apply unless Licensor, in Licensor's discretion, decides that the effect is to defeat the original intentions of the parties in which case it shall be entitled to terminate this Agreement by 30 days' notice.

       14.3   No Agency or Partnership

       The parties are not partners or joint venturers nor is Licensee entitled to act as Licensor's agent nor shall Licensor be liable in respect of any representation act or omission of Licensee of whatever the nature.

       14.4   Notice

       Any notice to be served on either of the parties by the other shall be sent by pre-paid recorded delivery or registered post or by telex or facsimile to the address stated above and shall be deemed to have been received by the addressee within 72 hours of posting or 24 hours if sent by telex or facsimile transmission to the correct number (with correct answerback) of the addressee.

       14.5   Governing Law

       This Agreement is made subject to the laws of England and all questions including formation, interpretation and enforcement shall be referred to Arbitration which shall take place in London

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       England, according to the arbitration rules of the International Chamber of Commerce. Each of the parties shall be entitled to select one arbitrator and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitration tribunal shall be by majority decision and shall be final, binding and conclusive between the parties. Any arbitration award issued by such arbitration tribunal shall include an award of reasonable attorneys fees to the prevailing party in that arbitration.

       14.6   Irrevocable Option

       Licensee is hereby granted an irrevocable option to purchase the Trademarks subject to the following: (i) the option may not be exercised prior to May 31, 2002; (ii) the purchase price shall be the greater of $7,000,000 U.S. or 6.5 times the Royalties paid (or due, as the case may be) for the Royalty Year immediately preceding the date of exercise of the option; and (iii) the option shall be exercised by the Licensee by providing written notice of the exercise thereof to the Licensor. Upon receipt of the written notice of exercise by Licensor the following shall apply: Within sixty (60) days following the notice of exercise, the Licensee shall pay the purchase price to the Licensor. Thereafter, within one hundred and twenty (120) days following such payment, the Licensee shall pay the Licensor any and all Royalties which have accrued and not been theretofore paid, as of the date on which the purchase price was paid. If the purchase price is not paid by the Licensee to the Licensor within the said sixty (60) day period referred to herein, the Licensee shall pay to the Licensor, in addition to the purchase price, interest on the unpaid amount calculated at the rate of fifteen percent (15%) per annum from the date on which the amount should have been paid to the date of payment. The Licensor shall obligated to take all steps necessary to transfer title in and to the Trademarks to the Licensee following the date of the said payment of the purchase price as provided for herein.

       14.7   Withholding Taxes

       Licensor and Licensee agree that the Licensee will not be liable for any withholding tax, including any interest, penalties or other associated costs (hereinafter referred to as "Withholding Costs"),

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       relating to any withholding tax obligation imposed by the government or taxing authority of any country, state, province, municipality or any other government jurisdiction arising as a result of this Agreement. Licensor further agrees to indemnify, reimburse and otherwise hold harmless, the Licensee for any such costs imposed on the Licensee. Licensee agrees to use its best efforts to lawfully structure its sales of Products and payments hereunder in such a manner as to avoid the necessity of paying a withholding tax to any authority, and agrees to consult with Licensor in connection with such structures.


--------------------------------------      ------------------------------------
For and on behalf of                        For and on behalf of
Mariz Gestao E. Investimentos Limitada      Weider Nutrition Group, Ltd.

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                                   SCHEDULE 1

The Trademarks

Trademarks and master brand names used in the United States and countries comprising the "Territories" as defined in Schedule 3 on or prior to December 1, 1996, by companies affiliated with Weider Health and Fitness, a Nevada Corporation, in the advertising, labeling, marketing and distribution of "Products" as defined in Schedule 2.

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                                   SCHEDULE 2

Products

Nutritional Supplement products such as drinks, powders, vitamins, tablets, sports nutrition products, and the like

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                                   SCHEDULE 3

Territories

All countries of the world except Canada, the United States (and its possessions) Mexico, Spain and Portugal.

The parties acknowledge that, until such time as the license agreements hereinafter referred to can be legally terminated, the following countries are not part of this Territory as a result of pre-existing license agreements involving Trademarks which are the same as, or substantially similar to, the
Trademarks: Japan, Australia, New Zealand and South Africa.

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